Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement”) is made and entered into by and between Nanosphere, Inc., including its subsidiaries and affiliated entities, and its and their respective successors, assigns, its employee benefits plans and trustees, fiduciaries, and administrators of those plans and any of its present or past employees, officers, directors, agents, attorneys and contractors, and each of their predecessors, successors and assigns (the “Company”) and Winton G. Gibbons (for yourself, your spouse, domestic partner, family, agents, executors, administrators, attorneys, successors and assigns) (jointly, “Employee”) (collectively, “the Parties”).

This Agreement sets forth the terms and conditions pursuant to which the Employee is separating from employment with the Company.

1. Payments and Benefits Not Subject to This Agreement. As the result of your separation you will be entitled to the following payments and benefits that are not subject to this Agreement: (i) all base salary earned as of the separation date; (ii) COBRA coverage as required by law at Employee’s expense and (iii) any vested benefits pursuant to the terms of the applicable Company benefit plans. Except as otherwise specifically set forth in this Agreement, you are not entitled to any additional separation or severance benefits of any kind from the Company whether or not under a plan, program, policy or arrangement.

2. Separation of Employment. In consideration of the foregoing, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Employee shall separate from employment with the Company effective April 30, 2013 (the “Separation Date”). Employee agrees that his retention from December 28. 2012 until the Separation Date (the “Retention Period”) represents full payment of all compensation due Employee and supersedes any prior agreement to the contrary. Notwithstanding the foregoing, in the event that the compensation committee in its sole discretion authorizes 2012 bonus payments to executive officers of the Company and determines that Employee is entitled to a 2012 bonus, such bonus shall be paid in an amount solely determined by the compensation committee. Employee further understands and agrees that he will not accrue vacation during the Retention Period. The Retention Period is subject to Employee’s execution and return this Agreement no later than the expiration of the twenty-one (21) calendar-day consideration period following Employee’s initial receipt of this Agreement, and the re-execution and return this Agreement within twenty-one (21) calendar days of the Separation Date

3. Group Health Insurance Benefits. Employee will not earn any benefits under, and will not participate in, any Company benefit plans or programs following the Separation Date.

4. Stock Options. Vesting of stock options held by Employee will cease on Separation Date, at which time any vested options can be exercised within 90 days of the Separation Date. If exercise of options is not decided, then in accordance with the equity incentive plan and option agreements, all vested options will be forfeited. All outstanding options will be forfeited on the Separation Date.

5. No Further Obligations. Except for the obligations expressly set forth in this Agreement, the Company shall make no further payments or contributions on behalf of the Employee or Employee’s family members, whether for salary, vacation, sick days, life insurance, long term disability insurance or any other form of insurance or for any other compensation or benefits following the Separation Date.

6. Adequate Consideration. In consideration for the Retention Period and benefits described above, which Employee agrees represents adequate consideration for the release contained in this Agreement, Employee hereby knowingly and voluntarily releases the Company and those acting on its behalf from any claims Employee may have arising out of Employee’s employment with or the separation from your employment with the Company.

7. Release. Employee agrees that by executing this Agreement Employee does hereby, on behalf of Employee, Employee’s heirs, executors, administrators, representatives, successors and assigns, irrevocably and unconditionally release and forever discharge the Company, all affiliated or related entities, successors, predecessors, assigns or representatives, and any present and former officers, directors, trustees, board members, employees, agents, attorneys, and insurers, and all persons acting for, by, through, under or in concert with any of them (hereinafter “Released Parties”), of and from any and all claims, demands, liabilities, actions, causes of action, rights, obligations, suits, debts, accounts, claims for attorneys’ fees, interest, expenses and costs, damages, judgments, and executions of any nature whatsoever, which Employee, Employee’s heirs, executors, administrators, representatives, successors, or assigns, had, now have, or may hereafter have, from the beginning of time to the date hereof, against any of the Released Parties, whether based on federal or state statute, common law, rule or regulation, whether in law or in equity, contract or tort, whether liquidated or unliquidated, whether known or unknown, related to Employee’s employment with the Company and/or the termination therefrom. This general release includes but is not limited to claims arising out of or in connection with: (i) any allegation that the Company wrongfully or unlawfully terminated, discharged, or laid off Employee; (ii) any allegation of violation of the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, 1871, and 1991, including Sections 1981 and 1983 of the Civil Rights Act, the Worker’s Adjustment and Retraining Notification Act, the National Labor Relations Act, the Rehabilitation Act of 1973, the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Illinois Human Rights Act, and the Illinois Whistleblower Act; (iii) any allegation of defamation, intentional or negligent infliction of emotional distress, workplace harassment, discrimination, or retaliation, invasion of privacy, violation of public policy, negligence, or any other tort; (iv) any allegation of a breach of any contract of employment, express or implied, or of a violation of any Company policy or procedure, the provisions of the Constitution of the United States or of any other state, and/or any other law, rule, regulation or ordinance pertaining to employment and/or the termination of employment; and/or (v) any other statutory or common law cause of action. This release is not intended to release any claim arising out of any breach by the Company of any of the terms and conditions of this Agreement, Employee’s right to challenge the validity of this Agreement, or any claims that cannot be waived or released as a matter of law.

8. Covenant Not To Sue. Employee covenants and agrees that Employee will not file any lawsuit against any of the Released Parties with respect to any claims that Employee may have up to and including the date of this Agreement. The Parties agree that to the extent, if any, Employee may have an unwaivable right to file or participate in a claim or charge against any of the Released Parties, this Agreement shall not be intended to waive such a right. However, even if Employee has a right to file or participate in a claim or charge against any of the Released Parties, Employee agrees that Employee shall not obtain, and hereby waives Employee’s right to, any relief of any kind from such a claim or charge.

9. No Admission. Employee understands and agrees that providing Employee with the Retention Period and other consideration set forth in this Agreement does not constitute an admission of liability or violation of any applicable law, regulation, or agreement, and in fact the Released Parties expressly deny any such liability or violation.

10. Return of Property. Employee agrees, to return immediately all documents, reports, files, financial information, customer lists, keys, credit cards, keycards, employee identification cards, pagers, remote computer access tokens, computers, programs, software and discs, including, but not by way of limitation, those programs, software, and discs generated during Employee’s employment with the Company, and all other items which are the property of the Company, or contain information which belongs to the Company or any of the Released Parties as of or before the Separation Date. Employee agrees that Employee will not retain any copies, duplicates, reproductions or excerpts of any of the foregoing.

11. Confidentiality of Agreement. Employee agrees to keep the terms and existence of this Agreement strictly confidential and agrees that Employee will not disclose to anyone (including but not limited to any current or former employee of the Company) any information concerning the existence and terms of this Agreement or the negotiations specifically leading to this Agreement, except as may be required to consult with legal counsel or for tax or accounting consultation or advice or unless required to do so by court order or subpoena, or as otherwise required by law. Employee assumes responsibility for any disclosure by anyone Employee informs, pursuant to this paragraph, about the existence and terms of this Agreement or the negotiations specifically leading to this Agreement. Employee further acknowledges and agrees that the covenants made in this paragraph are material to this Agreement, and violation of the terms of this paragraph by Employee will result in damages to the Company that are difficult to assess. In such an event, pursuit of both monetary and injunctive relief are appropriate, and that the Company’s entitlement to injunctive relief shall be in addition to any monetary damages.

12. Proprietary Information. Employee hereby agrees that Employee shall not use for Employee’s own benefit or for the benefit of any third party, nor shall Employee disclose to any third party any proprietary, non-public, or otherwise confidential information of or regarding the Company or its operations, products, manufacturing processes or procedures, services, financial information, data, or reports, pricing, customers, prospective customers, suppliers, or employees, computer programs, marketing information and procedures, including but not limited to sales, pricing policies, operational methods, business plans and plans for future development, and other business information which is not readily available to the public.

13. Prior Agreements. Employee affirms Employee’s awareness of and obligations under Employee’s offer agreement with the Company and his Employment Agreement with the Company, both signed by Employee on June 2, 2007 including but not limited to, the non-competition, non-solicitation and confidentiality covenants contained therein. Employee acknowledges that his obligations under these agreements survive the termination of his employment with the Company.

14. Non-Disparagement. Employee agrees that Employee will not say, write or cause to be said or written any statement that is, directly or indirectly (by implication or otherwise), disparaging to the Company. It is the Company’s policy not to make disparaging statements about former employees and the Company will make its best efforts to encourage the Senior Management Team, the Board of Directors and Human Resources to comply with such policy.

15. No Reemployment. Employee agrees to waive any employment rights with any of the Released Parties that Employee might otherwise have now or in the future, including reinstatement or reemployment. Employee agrees that Employee will not apply for employment with the Company or with any of its divisions, subsidiaries, or successors, at any time in the future. Notwithstanding the foregoing, nothing herein shall prevent Employee from becoming employed by another entity, which acquires the Company following the effect date of this Agreement.

16. Compensation Paid. Employee acknowledges that Employee has been paid Employee’s compensation in full through the Separation Date and is not entitled to any other compensation except as specifically set forth in this Agreement.

17. Prior Charges or Complaints. Employee represents that if Employee has filed, with any administrative agency or court, any complaint or charge against the Company or any of the Released Parties involving any events up to and including the date of this Agreement, Employee has disclosed such complaint or charge, in writing, to the Company’s Human Resources Department.

18. Non-Assignment. Employee represents that Employee has not assigned or otherwise transferred to any party any claim that is being released pursuant to this Agreement.

19. No Other Promises. Employee represents that in executing this Agreement, no promise or inducement has been made to Employee except as set forth in this Agreement and that Employee is entering into this Agreement without any threat or coercion and without reliance on any statement or representation, written or oral, made by any person representing the Company, except as expressly set forth in this Agreement.

20. Entire Agreement. This Agreement constitutes the entire and complete agreement between the parties. No other promises or agreements, either express or implied, shall be binding unless in writing and signed by all parties.

21. Severability. Each of the terms of this Agreement is deemed severable in whole or in part and if any term or provision, or the application thereof, in any circumstance should be illegal, invalid, or unenforceable, the remaining terms and provisions shall not be affected thereby and shall remain in full force and effect.

22. Governing Law. Except to the extent preempted by federal law, this Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties shall be interpreted, enforced, and governed in accordance with the laws of the State of Illinois which are applicable to contracts made and to be performed in that state and without regard to the principles of conflict of laws. Any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement or Employee’s employment with the Company shall be brought in any court of appropriate jurisdiction sitting in the City of Chicago, Illinois and each party hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suit, legal action or proceeding. Each party hereby irrevocably waives any objection it may now have or hereafter have to this choice of venue of any suit, legal action or proceeding in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.

23. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their legal representatives, transferees, successors and assigns.

24. Employee Acknowledgement. Employee acknowledges that Employee has entered into this Agreement freely and voluntarily, and that Employee has had adequate time to read this Agreement and to consult with Employee’s attorney on its terms and to reflect upon the consequences of Employee’s execution thereof. Employee acknowledges that the Company offered Employee twenty-one (21) calendar days within which to consider this Agreement, and that the Company advises Employee to consult with an attorney prior to Employee’s initial execution of this Agreement and a second twenty-one (21) calendar day consideration period prior to the execution of the reaffirmation of this Agreement following the Separation Date. The Parties agree that the initial twenty-one day period started on the date that Employee first received this Agreement from the Company, and that any changes made to the Agreement since that date, whether material or immaterial, have not restarted the running of the twenty-one day period. Further, Employee is advised that Employee has seven (7) calendar days following Employee’s initial and subsequent execution of the Agreement to revoke it, and this Agreement shall not become effective or enforceable until the initial seven-day revocation period has expired. Any such revocation must be in writing and delivered to William P. Moffitt, President and Chief Executive Officer at Nanosphere, Inc., 4088 Commercial Avenue, Northbrook, Illinois, 60062, within such seven-day period. In the event Employee exercises Employee’s right of revocation, this Agreement shall be null and void. Employee’s failure to execute the reaffirmation of this Agreement following the Separation Date will not affect the validity of the waiver and release given by Employee as the result of Employee’s initial execution of this

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Agreement but will relieve the Company from making any payments or providing any benefits described herein other than those that are statutorily required.

NANOSPHERE, INC.		WINTON G. GIBBONS

By:	/s/ J. Roger Moody, Jr.	/s/ Winton G. Gibbons

Dated:	December 27, 2012	December 27, 2012

Reaffirmation Of Agreement Following Separation Date

I hereby reaffirm and signify my agreement, as of this day, to all of the terms and conditions of this Agreement, including the release provision contained herein.

ACCEPTED AND AGREED

Winton G. Gibbons	Date